UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 5, 2008

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.		20036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Effective as of August 25, 2008, Mr. G. Charles Roy was appointed Executive Vice President and President, Asset Recovery Division, LSI.  He will report to LSI’s President and Chief Operating Officer, Jaime Mateus-Tique.

In connection with his appointment as Executive Vice President and President, Asset Recovery Division, LSI, Mr. Roy entered into an executive employment agreement with LSI, which provides for an annual base salary of $250,000.  The employment agreement also provides for the issuance of options to Mr. Roy to purchase 280,000 shares of Common Stock at a per share purchase price of $10.82 (which is equivalent to the market value on the date Mr. Roy’s employment commenced) which options will vest over a four-year period, and the issuance of options to Mr. Roy to purchase 320,000 shares of Common Stock at a per share purchase price of $10.82, which options will vest based on the Asset Recovery Division’s achievement of certain financial milestones.  Mr. Roy is eligible under the executive employment agreement to receive an annual bonus, targeted at $125,000 for the first year of his employment. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the executive employment agreement between Mr. Roy and LSI, which is filed herewith.

The Executive Employment Agreement by and between LSI and Mr. Roy is attached hereto as Exhibit 99.1. The press release announcing this appointment is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

The following exhibits are filed as part of this report:

99.1 Executive Employment Agreement by and between LSI and G. Charles Roy.

99.2 Press Release, dated September 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date:	September 5, 2008	By:	/s/ James E. Williams
		Name:	James E. Williams
		Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Executive Employment Agreement by and between LSI and G. Charles Roy.

99.2	Press Release, dated September 5, 2008.